Exhibit 3.4

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

REGIONAL HEALTH PROPERTIES, INC.

Regional Health Properties, Inc., a Georgia corporation (the “Corporation”), acting pursuant to Section 14-2-602 and Section 14-2-1006 of the Georgia Business Corporation Code (the “GBCC”), does hereby submit the following Articles of Amendment (“Articles of Amendment”) to the Amended and Restated Articles of Incorporation of the Corporation, as amended (“Amended and Restated Articles”).

FIRST: The name of the Corporation is Regional Health Properties, Inc.

SECOND: The following amendments to Section 2.1 of the Amended and Restated Articles were duly adopted by the Board of Directors of the Corporation (“Board of Directors”) on February 13, 2023, and were duly adopted by the shareholders holding the Corporation’s 10.875% Series A Cumulative Redeemable Preferred Shares and the shareholders holding the Corporation’s common stock and the Corporation’s Series E Redeemable Preferred Shares in accordance with the provisions of Section 14-2-1003 of the GBCC on June 27, 2023. Effective upon the filing hereof, Section 2.1 of the Amended and Restated Articles is hereby amended and restated in its entirety as follows:

“2.1 Authorized Shares. The Corporation shall have authority to issue Sixty One Million (61,000,000) shares of stock of which: (a) Fifty-five Million (55,000,000) shares shall be designated “Common Stock,” no par value per share; and (b) Six Million (6,000,000) shares shall be designated “Preferred Stock,” no par value per share, of which 3,000,000 of such shares of Preferred Stock have been designated as Series A Preferred Shares (as defined in Article III) and have the preferences, limitations and relative rights set forth in Article III and 2,811,535 of such shares of Preferred Stock have been designated as Series B Preferred Shares (as defined in Article X) and have the preferences, limitations and relative rights set forth in Article X. The Corporation also shall have the authority to issue fractions of a share of Common Stock and Preferred Stock, as provided in the Official Code of Georgia Annotated. Shares that are reacquired by the Corporation shall be classified as treasury shares unless the terms of such stock provide to the contrary.

The designations and preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of stock are as follows:”

THIRD: The following amendments to the Amended and Restated Articles to provide for the preferences, limitations and relative rights of the Corporation’s 12.5% Series B Cumulative Redeemable Preferred Shares, to be set forth in a new Article X thereof, were duly adopted by the Board of Directors on February 13, 2023 and April 27, 2023, and were duly adopted by the shareholders holding the Corporation’s 10.875% Series A Cumulative Redeemable Preferred Shares in accordance with the provisions of Section 14-2-1003 of the GBCC on June 27, 2023. Effective upon the filing hereof, the Amended and Restated Articles are amended to add a new Article X, which is set forth on Exhibit A attached hereto.

FOURTH: All other provisions of the Amended and Restated Articles shall remain in full force and effect.

Exhibit A

ARTICLE X

12.5% Series B Cumulative Redeemable Preferred Shares

10.1 Number of Shares and Designations. The Board of Directors has established in accordance with Section 14-2-602 of the Official Code of Georgia Annotated, and the Corporation is authorized to issue, a series of Preferred Stock designated as the 12.5% Series B Cumulative Redeemable Preferred Shares (the “Series B Preferred Shares”), no par value per share. The number of shares that shall constitute such series shall be 2,811,535, which number may be increased or decreased by the Board of Directors, at any time and from time to time, in the manner provided in Section 14-2-602 of the Official Code of Georgia Annotated, subject to applicable rights of the holders of Series A Preferred Shares. In the case the number of shares constituting the Series B Preferred Shares is decreased or such series of shares is eliminated, the shares that are the subject of the decrease or compose the series being eliminated shall be retired and restored to the status of authorized but unissued shares of undesignated Preferred Stock.

The Series B Preferred Shares shall have the rights and preferences set forth in this Article X.

10.2 Definitions. For purposes of this Article X, the following terms shall have the meanings indicated:

(a) “Board of Directors” shall mean the Board of Directors of the Corporation or any committee of members of the Board of Directors authorized by such Board of Directors to perform any of its responsibilities with respect to the Series B Preferred Shares.

(b) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

(c) “Call Date” shall mean the date fixed for redemption of the Series B Preferred Shares and specified in the notice to holders required under paragraph (g) of Section 10.5 as the Call Date.

(d) A “Change of Control” is deemed to occur when, after the Issue Date, the following has occurred:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).

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(e) “Common Shares” shall mean the shares of Common Stock, no par value per share, of the Corporation.

(f)   “Correction Event” shall mean: (i) with respect to any Delisting Event, such time as the Series B Preferred Shares are listed or quoted (in the event of a failure to obtain a National Market Listing) or once again listed or quoted (in the event of a failure to maintain a National Market Listing) pursuant to a National Market Listing; (ii) with respect to any Dividend Default, such time as the Corporation has paid all accumulated accrued and unpaid dividends on the Series B Preferred Shares in full in cash (or declared such dividends and a sum of cash sufficient for the payment thereof is set apart for payment); and (iii) with respect to any Cumulative Redemption Default, such time as the Corporation has redeemed, repurchased or otherwise acquired the applicable Cumulative Redemption Amount.

(g) “Cumulative Redemption Amount” shall mean, in the aggregate, (i) 800,000 Series B Preferred Shares as of the date that is 12 months after the Issue Date, (ii) 1,400,000 Series B Preferred Shares as of the date that is 24 months after the Issue Date, (iii) 1,800,000 Series B Preferred Shares as of the date that is 36 months after the Issue Date and (iv) 2,100,000 Series B Preferred Shares as of the date that is 48 months after the Issue Date (or, in each case, such smaller number of Series B Preferred Shares as is then outstanding and with each such number of Series B Preferred Shares being cumulative of the number of Series B Preferred Shares redeemed in previous months).

(h) “Cumulative Redemption Deadline” shall mean, with respect to any Cumulative Redemption Amount, the date that is 12 months, 24 months, 36 months or 48 months, as applicable, after the Issue Date.

(i) “Cumulative Redemption Default” shall have the meaning set forth in paragraph (d) of Section 10.5.

(j) “Cumulative Redemption Measurement Date” shall mean, with respect to any Cumulative Redemption Amount, the date that is 90 days prior to the applicable Cumulative Redemption Deadline.

(k) “Delisting Event” shall have the meaning set forth in paragraph (d) of Section 10.3.

(l) “Delisting Penalty Right” shall have the meaning set forth in paragraph (c) of Section 10.7.

(m) “Director Independence Requirement” shall have the meaning set forth in paragraph (f) of Section 10.7.

(n) “Dividend Default” shall have the meaning set forth in paragraph (c) of Section 10.3.

(o) “Dividend Payment Date” shall have the meaning set forth in paragraph (a) of Section 10.3.

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(p) “Dividend Penalty Right” shall have the meaning set forth in paragraph (b) of Section 10.7.

(q) “Dividend Periods” shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period; provided, however, that the initial Dividend Period shall commence on and include July 1, 2027 and shall end on and include the day preceding the first day of the next succeeding Dividend Period. For the avoidance of doubt, no dividends shall be paid or accrue prior to the initial Divided Period.

(r)  “Dividend Rate” shall mean 12.5% per annum.

(s) “Dividend Record Date” shall have the meaning set forth in paragraph (a) of Section 10.3.

(t) “Elected Preferred Nominee” shall have the meaning set forth in paragraph (h) of Section 10.8.

(u) “Election Effective Time” shall have the meaning set forth in paragraph (h) of Section 10.8.

(v) “Eligible Preferred Holder” shall have the meaning set forth in paragraph (a) of Section 10.8.

(w) “Event” shall have the meaning set forth in paragraph (h) of Section 10.7.

(x) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(y) “Final Series B Preferred Shares” shall mean the last 200,000 Series B Preferred Shares outstanding.

(z) “Issue Date” shall mean the original date of issuance of the Series B Preferred Shares.

(aa) “Junior Shares” shall have the meaning set forth in paragraph (c) of Section 10.6.

(bb) “Liquidation Event” shall have the meaning set forth in paragraph (a) of Section 10.4.

(cc) “Liquidation Preference” shall mean, with respect to the Series B Preferred Shares, (i) from and including the Issue Date to, but excluding, the date that is 12 months after the Issue Date, $10.00 per Series B Preferred Share, (ii) from and including the date that is 12 months after the Issue Date to, but excluding, the date that is 24 months after the Issue Date, $12.00 per Series B Preferred Share, (iii) from and including the date that is 24 months after the Issue Date to, but excluding, the date that is 36 months after the Issue Date, $13.50 per Series B Preferred Share, (iv) from and including the date that is 36 months after the Issue Date to, but excluding, the date that is 48 months after the Issue Date, $15.50 per Series B Preferred Share and (v) from and including the date that is 48 months after the Issue Date, $25.00 per Series B Preferred Share, plus, in the case of this clause (v) only, an amount in cash equal to all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the Call Date or the date of final distribution to such holders, as applicable, without interest; provided, however, that the Liquidation Preference for the Final Series B Preferred Shares shall be $5.00 per Final Series B Preferred Share.

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(dd) “National Market Listing” shall mean the listing or quotation, as applicable, of securities on or in the New York Stock Exchange LLC, the NYSE American LLC (formerly known as the NYSE MKT LLC), The Nasdaq Global Market, The Nasdaq Global Select Market or The Nasdaq Capital Market or any comparable national securities exchange or national securities market.

(ee) “Notice” shall have the meaning set forth in paragraph (a) of Section 10.8.

(ff) “Parity Shares” shall have the meaning set forth in paragraph (b) of Section 10.6.

(gg) “Penalty Dividend” shall mean a dividend payable in Common Shares equal to the Penalty Dividend Percentage multiplied by 250,000 Common Shares.

(hh) “Penalty Dividend Percentage” shall mean the percentage equal to (i) 100%, minus (ii) the percentage equal to (A) the aggregate number of Series B Preferred Shares redeemed, repurchased or otherwise acquired by the Corporation as of the date that is 18 months after the Issue Date, divided by (B) 1,000,000 Series B Preferred Shares (or such smaller number of Series B Preferred Shares as is then outstanding).

(ii) “Preferred Nominee” shall have the meaning set forth in paragraph (a) of Section 10.8.

(jj) “Preferred Shares” shall mean the shares of Preferred Stock, no par value, of the Corporation.

(kk) “Required Shares” shall have the meaning set forth in paragraph (g) of Section 10.8.

(ll) “SEC” shall have the meaning set forth in Section 10.9.

(mm) “Securities Act” shall mean the Securities Act of 1933, as amended.

(nn) “Senior Shares” shall have the meaning set forth in paragraph (a) of Section 10.6.

(oo) “Series A Preferred Shares” shall mean the 10.875% Series A Cumulative Redeemable Preferred Shares of the Corporation.

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(pp) “Series B Preferred Shares” shall have the meaning set forth in Section 10.1.

(qq) “set apart for payment” shall be deemed to include, without any further action, the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry that indicates, pursuant to an authorization by the Board of Directors and a declaration of dividends or other distribution by the Corporation, the initial and continued allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series B Preferred Shares shall mean irrevocably placing such funds in a separate account or irrevocably delivering such funds to a disbursing, paying or other similar agent.

(rr) “Weighted Average Liquidation Preference” shall mean the number equal to (i) the sum of (A) the number of Series B Preferred Shares being redeemed that do not constitute the Final Series B Preferred Shares multiplied by the then-applicable Liquidation Preference per Series B Preferred Share and (B) the number of Series B Preferred Shares being redeemed that do constitute any or all of the Final Series B Preferred Shares multiplied by $5.00 per Series B Preferred Share, divided by (ii) the aggregate number of Series B Preferred Shares being redeemed.

10.3 Dividends.

(a) Beginning on July 1, 2027, holders of issued and outstanding Series B Preferred Shares shall be entitled to receive, when, as and if approved by the Board of Directors out of funds of the Corporation legally available for the payment of distributions and declared by the Corporation, cumulative preferential dividends at a rate per annum equal to the Dividend Rate of the Liquidation Preference of the Series B Preferred Shares in effect on the first calendar day of the applicable Dividend Period (subject to paragraph (b) of Section 10.3). Dividends shall be paid in cash. Dividends shall accrue and accumulate on each issued and outstanding share of the Series B Preferred Shares on a daily basis from July 1, 2027, and shall be payable quarterly in equal amounts in arrears on the last calendar day of each Dividend Period (each such day being hereinafter called a “Dividend Payment Date”); provided that if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. Any dividend payable on the Series B Preferred Shares for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the tenth day preceding the applicable Dividend Payment Date, or such other date designated by the Board of Directors or an officer of the Corporation duly authorized by the Board of Directors for the payment of dividends that is not more than 30 nor less than ten days prior to such Dividend Payment Date (each such date, a “Dividend Record Date”).

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(b) In the event that there are more than 200,000 Series B Preferred Shares outstanding on the first calendar day of a Dividend Period and 200,000 or fewer Series B Preferred Shares outstanding on the last calendar day of such Dividend Period, the dividends for such Dividend Period shall be calculated as the sum of (i) (A) the number of days during the Dividend Period during which there are more than 200,000 Series B Preferred Shares outstanding divided by 90 multiplied by (B) the quarterly Dividend Rate multiplied by (C) the Liquidation Preference per Series B Preferred Share on the first calendar day of such Dividend Period and (ii) (A) the number of days during the Dividend Period during which there are 200,000 or fewer Series B Preferred Shares outstanding divided by 90 multiplied by (B) the quarterly Dividend Rate multiplied by (C) $5.00 per Series B Preferred Share.

(c) If the Corporation fails to pay dividends on the Series B Preferred Shares in full for any six consecutive or non-consecutive Dividend Periods (such a failure, a “Dividend Default”), then:

(i) commencing on the first day after the Dividend Payment Date on which a Dividend Default occurs and continuing until the date a Correction Event with respect to such Dividend Default occurs, the holders of Series B Preferred Shares will have the voting rights described below in Section 10.7; and

(ii) following any Dividend Default that has been cured by the Corporation as provided above in subparagraph (i) of this paragraph (c), if the Corporation subsequently fails to pay dividends on the Series B Preferred Shares in full for any Dividend Period, such subsequent failure shall constitute a separate Dividend Default, and the foregoing provisions of subparagraph (i) of this paragraph (c) shall immediately apply until such time as a Correction Event occurs with respect to such subsequent Dividend Default.

(d) If the Corporation fails to obtain or maintain a National Market Listing for the Series B Preferred Shares for 360 consecutive days or longer (such event, a “Delisting Event”), then:

(i) commencing on the first day after the Delisting Event occurs and continuing until the date a Correction Event with respect to such Delisting Event occurs, (A) the then-applicable Liquidation Preference per Series B Preferred Share shall increase by $0.50 per Series B Preferred Share (except with respect to the Final Series B Preferred Shares) and (B) the holders of Series B Preferred Shares will have the voting rights described below in Section 10.7; and

(ii) following any Delisting Event that has been cured by the Corporation as provided above in subparagraph (i) of this paragraph (d), if the Series B Preferred Shares subsequently cease to be subject to a National Market Listing for 360 consecutive days or longer, such event shall constitute a separate Delisting Event, and the foregoing provisions of subparagraph (i) of this paragraph (d) shall immediately apply until such time as a Correction Event occurs with respect to such subsequent Delisting Event.

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(e) No distribution or dividend on the Series B Preferred Shares (including the Penalty Dividend) will be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of Senior Shares or any agreement of the Corporation (whether now existing or arising hereafter), including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting aside of funds is restricted or prohibited under the Official Code of Georgia Annotated or other applicable law; provided, however, notwithstanding anything to the contrary contained herein, dividends on the Series B Preferred Shares shall continue to accrue and accumulate pursuant to the terms hereof regardless of whether (i) any or all of the foregoing restrictions exist; (ii) the Corporation has earnings or profits; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are authorized by the Board of Directors. Accrued and unpaid dividends on the Series B Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable.

(f)   Except as provided in paragraph (g) of Section 10.3 and subject to paragraph (h) of Section 10.3, no distributions or dividends, in cash or otherwise, may be declared or paid or set apart for payment upon the Common Shares or any Junior Shares or Parity Shares, nor shall any Common Shares or any Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for Junior Shares or by redemption, purchase or acquisition of stock under any employee benefit plan of the Corporation), unless, on the most recently preceding Dividend Payment Date on which dividends on the Series B Preferred Shares became payable, the Corporation paid such dividends on the Series B Preferred Shares in full in cash.

(g) When dividends are not paid in full in cash (or a sum of cash sufficient for such full payment is not so set apart for payment) upon the Series B Preferred Shares and upon all Parity Shares, all dividends declared, paid or set apart for payment upon the Series B Preferred Shares and all such Parity Shares shall be declared and paid pro rata in cash or declared and a sum of cash sufficient for the payment thereof shall be set apart for payment pro rata, so that the amount of dividends declared per share of Series B Preferred Shares and per share of such Parity Shares shall in all cases bear to each other the same ratio that accumulated dividends per share of Series B Preferred Shares and such other Parity Shares (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other Parity Shares do not bear cumulative dividends) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series B Preferred Shares which may be in arrears.

(h) So long as any Series B Preferred Shares remain outstanding, no cash or stock dividends shall be paid or made to any holders of Common Shares, Series A Preferred Shares or any other class or series of Junior Shares the Corporation may designate, without the consent of the majority of the votes entitled to be cast by the holders of the outstanding Series B Preferred Shares.

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(i) Any dividend payment made on the Series B Preferred Shares shall first be credited against the earliest accumulated accrued and unpaid dividend due with respect to such shares which remains payable at the time of such payment.

10.4 Liquidation Preference.

(a) Subject to the rights of the holders of Senior Shares and Parity Shares, if the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law for the restructuring, reorganization or liquidation of the Corporation, or consent to the entry of an order for relief in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar state or federal law for the restructuring, reorganization or liquidation of the Corporation or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the restructuring, reorganization, liquidation, dissolution or winding up of the Corporation, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, on account of any such event, the Corporation shall financially restructure, reorganize, recapitalize, liquidate, dissolve or wind up or sell or dispose of a material portion or amount of its assets in one or more related transactions, in each case in a bankruptcy or similar state court proceeding (a “Liquidation Event”), before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of any Common Shares, Series A Preferred Shares or any other class or series of Junior Shares, as to the distribution of assets upon the occurrence of a Liquidation Event, each holder of the Series B Preferred Shares shall be entitled to receive an amount of cash equal to the then-applicable Liquidation Preference per Series B Preferred Share. If, upon the occurrence of a Liquidation Event, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series B Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Senior Shares and Parity Shares as to the distribution of assets upon the occurrence of a Liquidation Event, then, after payment of liquidating payments and distributions on all outstanding Senior Shares, such assets, or the proceeds thereof, shall be distributed among the holders of Series B Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series B Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the avoidance of doubt, none of (i) a consolidation or merger of the Corporation with one or more corporations or other entities, (ii) a sale, lease or transfer of all or substantially all of the Corporation’s assets or (iii) a statutory share exchange shall be deemed to be a Liquidation Event.

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(b) Subject to the rights of the holders of Senior Shares and Parity Shares with respect to a Liquidation Event, upon the occurrence of a Liquidation Event, after payment shall have been made in full to the holders of the Series B Preferred Shares, as provided in Section 10.4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Shares shall not be entitled to share therein.

10.5 Redemption.

(a) The Corporation, at its option, upon not less than 30 nor more than 60 days’ written notice as contemplated by paragraph (g) of Section 10.5, may redeem the Series B Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price equal to the then-applicable Liquidation Preference per Series B Preferred Share (subject to paragraph (k) of Section 10.5), plus all accumulated accrued and unpaid dividends thereon (whether or not earned, approved or declared) to, but excluding, the Call Date (subject to paragraph (j) of Section 10.5), without interest. If fewer than all of the outstanding Series B Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Corporation and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by the Corporation.

(b) If a Change of Control occurs, then the Corporation or the acquiring entity in such Change of Control shall redeem the Series B Preferred Shares, in whole but not in part, within 120 days after the date on which the Change of Control occurs, for cash at a redemption price equal to the then-applicable Liquidation Preference per Series B Preferred Share (subject to paragraph (k) of Section 10.5), plus all accumulated accrued and unpaid dividends thereon (whether or not earned, approved or declared) to, but excluding, the Call Date (subject to paragraph (j) of Section 10.5), without interest.

(c) If, as of the date that is 18 months after the Issue Date, the Corporation has failed to redeem, repurchase or otherwise acquire 1,000,000 Series B Preferred Shares (or such smaller number of Series B Preferred Shares as is then outstanding), then within 30 days of such date, the Corporation shall pay to the holders of Series B Preferred Shares, on a pro rata basis in proportion to the number of such shares held by such holders, a number of Common Shares equal to the Penalty Dividend, rounded down to the nearest whole Common Share. For the avoidance of doubt, the payment of a Penalty Dividend pursuant to Section 10.5 shall not constitute a Cumulative Redemption Default under paragraph (d) of Section 10.5.

(d) If, as of any Cumulative Redemption Measurement Date, the Corporation has failed to redeem, repurchase or otherwise acquire the applicable Cumulative Redemption Amount (such a failure, a “Cumulative Redemption Default”), then:

(i) commencing on the first day after such Cumulative Redemption Measurement Date and continuing until the date a Correction Event with respect to such Cumulative Redemption Default occurs, the holders of Series B Preferred Shares will have the director nomination rights described below in Section 10.8; and

(ii) following any Cumulative Redemption Default that has been cured by the Corporation as provided above in subparagraph (i) of this paragraph (d), if the Corporation subsequently fails to redeem, repurchase or otherwise acquire the applicable Cumulative Redemption Amount as of the applicable Cumulative Redemption Measurement Date, such subsequent failure shall constitute a separate Cumulative Redemption Default, and the foregoing provisions of subparagraph (i) of this paragraph (d) shall immediately apply until such time as a Correction Event occurs with respect to such subsequent Cumulative Redemption Default.

(e) With respect to a redemption pursuant to paragraph (a) of Section 10.5, unless all accumulated accrued and unpaid dividends on all Series B Preferred Shares and any other class or series of Parity Shares shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum of cash sufficient for the payment thereof is set apart for payment for all past Dividend Periods and the then current Dividend Period, no Series B Preferred Shares or such Parity Shares shall be redeemed unless all of the outstanding Series B Preferred Shares and such Parity Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of the Series B Preferred Shares or such Parity Shares (A) pursuant to a purchase or exchange offer made on the same terms to holders of all of the outstanding Series B Preferred Shares and such Parity Shares or (B) by conversion into or exchange for Junior Shares and Parity Shares.

(f) From and after the Call Date (unless the Corporation (or, if applicable, the acquiring entity) defaults in payment of the redemption price as contemplated by Section 10.5), all dividends will cease to accumulate on the Series B Preferred Shares called for redemption pursuant to Section 10.5, such shares shall no longer be deemed to be outstanding, and all of the rights of the holders of such shares will terminate with respect to such shares, except the right to receive the redemption price and all accumulated accrued and unpaid dividends up to, but excluding, the Call Date, in cash without interest (upon surrender and endorsement of their certificates, if so required in accordance with paragraph (i) of Section 10.5).

(g) Notice of the redemption of any Series B Preferred Shares pursuant to Section 10.5 shall be mailed by first class mail to each holder of record of Series B Preferred Shares to be redeemed at the address of each such holder as shown on the Corporation’s share transfer books (or sent in accordance with the procedures of The Depository Trust Company with respect to Series B Preferred Shares registered in the name of The Depository Trust Company or its nominee): (i) for a redemption pursuant to paragraph (a) of Section 10.5, at least 30 but not more than 60 days prior to the Call Date; and (ii) for a redemption pursuant to paragraph (b) of Section 10.5, not later than 20 days following the date on which a Change of Control occurs. Neither the failure to mail or send any notice required by this paragraph (g) of Section 10.5, nor any defect therein or in the mailing or sending thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed or sent in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed or sent whether or not the holder receives the notice. Each such notice shall state, as appropriate: (1) the Call Date; (2) for a redemption pursuant to paragraph (a) of Section 10.5, the number of Series B Preferred Shares to be redeemed; (3) the redemption price of the then-applicable Liquidation Preference per Series B Preferred Share (subject to paragraph (k) of Section 10.5), plus accumulated accrued and unpaid dividends through, but excluding, the Call Date; (4) the place or places where any certificates for such shares, other than certificates issued in the form of fully registered global certificates, are to be surrendered for payment of the redemption price; (5) that dividends on the shares to be redeemed shall cease to accrue on such Call Date; and (6) any other information required by law or by the applicable rules of any National Market Listing pursuant to which the Series B Preferred Shares are listed or quoted.

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(h) The Corporation’s (or, if applicable, the acquiring entity’s) obligation to provide cash in accordance with Section 10.5 shall be deemed fulfilled if, on or before the Call Date, the Corporation (or such acquiring entity) shall irrevocably deposit funds necessary for redemption pursuant to Section 10.5, in trust for the holders of the Series B Preferred Shares so called for redemption pursuant to Section 10.5, with a bank or trust company that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, with irrevocable instructions that such cash be applied to the redemption of the Series B Preferred Shares so called for redemption, in which case the notice to holders of the Series B Preferred Shares will: (i) state the date of such deposit; (ii) specify the office of such bank or trust company as the place of payment of the redemption price; and (iii) require such holders to surrender any certificates representing such shares, other than certificates issued in the form of fully registered global certificates, at such place on or about the date fixed in such redemption notice (which may not be later than the Call Date) against payment of the redemption price (including all accumulated accrued and unpaid dividends to the Call Date). No interest shall accrue for the benefit of the holders of Series B Preferred Shares to be redeemed on any cash so set aside by the Corporation (or such acquiring entity). Subject to applicable escheat laws, any such cash unclaimed at the end of six months from the Call Date shall revert to the general funds of the Corporation (or such acquiring entity), after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation (or such acquiring entity) for the payment of such cash.

(i) On or after any Call Date, each holder of Series B Preferred Shares that holds a certificate, other than certificates issued in the form of fully registered global certificates, must present and surrender (and properly endorse or assign for transfer, if the Corporation shall require and if the notice shall so state) each such certificate representing such holder’s Series B Preferred Shares subject to redemption to the Corporation at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series B Preferred Shares as the owner thereof, and each surrendered certificate will be canceled. All Series B Preferred Shares redeemed by the Corporation pursuant to Section 10.5, or otherwise acquired by the Corporation, shall be retired and restored to the status of authorized but unissued shares of undesignated Preferred Shares.

(j) If the Corporation redeems any of the Series B Preferred Shares pursuant to Section 10.5 and, if the Call Date for such redemption occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, then the dividend payable on such Dividend Payment Date with respect to such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.

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(k) If, at the time of a redemption of any Series B Preferred Shares pursuant to Section 10.5, there are (i) 200,000 or fewer Series B Preferred Shares outstanding, the Liquidation Preference for purposes of calculating the redemption price shall be equal to $5.00 per Series B Preferred Share; or (ii) more than 200,000 Series B Preferred Shares outstanding and such redemption includes any or all of the Final Series B Preferred Shares, the Liquidation Preference for purposes of calculating the redemption price shall be equal to the Weighted Average Liquidation Preference.

(l) No Series B Preferred Shares may be redeemed if such redemption is prohibited under the Official Code of Georgia Annotated or other applicable law.

10.6 Ranking.  Any class or series of stock of the Corporation shall be deemed to rank:

(a) prior to the Series B Preferred Shares, as to the payment of dividends and as to distribution of assets upon the occurrence of a Liquidation Event, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon the occurrence of a Liquidation Event, as the case may be, in preference or priority to the holders of Series B Preferred Shares (“Senior Shares”);

(b) on a parity with the Series B Preferred Shares, as to the payment of dividends and as to distribution of assets upon the occurrence of a Liquidation Event, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series B Preferred Shares, if the holders of such class or series and the Series B Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon the occurrence of a Liquidation Event in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Shares”); and

(c) junior to the Series B Preferred Shares, as to the payment of dividends and as to the distribution of assets upon the occurrence of a Liquidation Event, if such class or series shall be the Common Shares, the Series A Preferred Shares or any other class or series of shares of stock of the Corporation now or hereafter issued and outstanding over which the Series B Preferred Shares have preference or priority in the payment of dividends and in the distribution of assets upon the occurrence of a Liquidation Event (“Junior Shares”).

10.7 Voting Rights.

(a) Holders of the Series B Preferred Shares will not have any voting rights, except as set forth in Section 10.7, Section 10.8 or as otherwise required by the Official Code of Georgia Annotated or other applicable law. On each matter on which holders of Series B Preferred Shares are entitled to vote, each Series B Preferred Share shall be entitled to one vote, except that when shares of any other class or series of stock the Corporation may issue have the right to vote with the Series B Preferred Shares as a single class on any matter, the Series B Preferred Shares and the shares of each such other class or series shall have one vote per share.

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(b) Upon the occurrence of a Dividend Default, subject to the provisions of Section 10.7, the number of directors constituting the Board of Directors shall be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and with which the Series B Preferred Shares are entitled to vote as a class with respect to the election of such two directors), and the holders of the Series B Preferred Shares (voting together as a class with all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Shares in the election of such two directors) will be entitled to vote for the election of such two additional directors at a special meeting called by the Corporation at the request of the holders of record of at least 25% of the outstanding Series B Preferred Shares or by the holders of any other class or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Shares in the election of such two directors (unless the request is received less than 60 days before the date fixed for the next annual or special meeting of shareholders of the Corporation, in which case such vote will be held at the earlier of the second annual or special meeting of stockholders of the Corporation after such date), and at each subsequent annual meeting until a Correction Event has occurred with respect to such Dividend Default (the “Dividend Penalty Right”). On the date a Correction Event with respect to a Dividend Default occurs, the rights of holders of the Series B Preferred Shares to elect any directors pursuant to the Dividend Penalty Right will cease and, unless there are other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable, the term of any directors elected by holders of the Series B Preferred Shares pursuant to the Dividend Penalty Right shall immediately terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series B Preferred Shares (voting together as a class with all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Shares in the election of such directors) pursuant to the voting rights under this paragraph (b) of Section 10.7 exceed two.

(c) Upon the occurrence of a Delisting Event, subject to the provisions of Section 10.7, the number of directors constituting the Board of Directors shall be automatically increased by one (if not already increased by one by reason of the election of directors by the holders of any other class or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and with which the Series B Preferred Shares are entitled to vote as a class with respect to the election of such director), and the holders of the Series B Preferred Shares (voting together as a class with all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Shares in the election of such director) will be entitled to vote for the election of such additional director at a special meeting called by the Corporation at the request of the holders of record of at least 25% of the outstanding Series B Preferred Shares or by the holders of any other class or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Shares in the election of such director (unless the request is received less than 60 days before the date fixed for the next annual or special meeting of shareholders of the Corporation, in which case such vote will be held at the earlier of the second annual or special meeting of stockholders of the Corporation after such date), and at each subsequent annual meeting until a Correction Event has occurred with respect to such Delisting Event (the “Delisting Penalty Right”). On the date a Correction Event with respect to a Delisting Event occurs, the rights of holders of the Series B Preferred Shares to elect any director pursuant to the Delisting Penalty Right will cease and, unless there are other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable, the term of any director elected by holders of the Series B Preferred Shares pursuant to the Delisting Penalty Right shall immediately terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series B Preferred Shares (voting together as a class with all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Shares in the election of such directors) pursuant to the voting rights under (i) this paragraph (c) of Section 10.7 exceed one or (ii) paragraph (b) of Section 10.7 and this paragraph (c) of Section 10.7 exceed two. If (A) a Delisting Event occurs while a previous Dividend Default remains uncured and (B) two directors are already serving on the Board of Directors pursuant to the Dividend Penalty Right in accordance with paragraph (b) of Section 10.7, then no additional director may be elected pursuant to the Delisting Penalty Right under this paragraph (c) of Section 10.7. If a Dividend Default occurs while a previous Delisting Event remains uncured, then, upon the election of two directors pursuant to the Dividend Penalty Right in accordance with paragraph (b) of Section 10.7, the term of the director then serving on the Board of Directors pursuant to the Delisting Penalty Right, if any, shall immediately terminate and the number of directors constituting the Board of Directors shall be reduced accordingly.

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(d) If a special meeting is not called by the Corporation within 75 days after request from the requisite holders of Series B Preferred Shares (or holders of other series or classes of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable) as described in paragraphs (b) or (c) of Section 10.7, then the holders of record of at least 25% of the outstanding Series B Preferred Shares may designate a holder to call the meeting at the expense of the Corporation and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of shareholders and shall be held at the place designated by the holder calling such meeting. The Corporation shall pay all costs and expenses of calling and holding any meeting and of electing directors pursuant to paragraphs (b), (c) and (d) of Section 10.7, including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, the cost of collecting and tabulating votes and reasonable and documented costs of one outside legal counsel of the holder or holders calling the meeting.

(e) If, at any time when the voting rights conferred upon the Series B Preferred Shares pursuant to paragraphs (b) or (c) of Section 10.7 are exercisable, any vacancy in the office of a director elected or appointed pursuant to paragraphs (b) or (c) of Section 10.7 or this paragraph (e) of Section 10.7 shall occur, then such vacancy may be filled only by the remaining such director(s) or by vote of the holders of record of the outstanding Series B Preferred Shares and any other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Shares in the election of directors pursuant to paragraphs (b) or (c) of Section 10.7. Any director elected or appointed pursuant to paragraphs (b) or (c) of Section 10.7 or this paragraph (e) of Section 10.7 may be removed only by the affirmative vote of holders of the outstanding Series B Preferred Shares and any other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which classes or series of equity securities the Corporation may issue are entitled to vote as a class with the Series B Preferred Shares in the election of directors pursuant to paragraphs (b) or (c) of Section 10.7, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series B Preferred Shares and any such other classes or series of stock the Corporation may issue, and may not be removed by the holders of the Common Shares.

(f) In no event shall the holders of the Series B Preferred Shares be entitled pursuant to Section 10.7 to submit and have elected a director nominee (i) whose election as a director would violate or cause the Corporation to be in violation of these Amended and Restated Articles of Incorporation, the Corporation’s Amended and Restated Bylaws, the Corporation’s Code of Business Conduct and Ethics, the Corporation’s requirements with regard to director qualifications and policies and guidelines applicable to directors, any National Market Listing pursuant to which any class or series of the stock of the Corporation is listed or quoted or any applicable state or federal law, rule or regulation; (ii) that would cause the Corporation to fail to satisfy a requirement relating to director independence of any National Market Listing pursuant to which any class or series of the stock of the Corporation is listed or quoted (a “Director Independence Requirement”); (iii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years; or (iv) who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act. If the election of a director nominee submitted pursuant to Section 10.7 would violate or cause the Corporation to be in violation of, or to fail to satisfy, any of the foregoing in clauses (i) or (ii), or if a director nominee meets clauses (iii) or (iv), of this paragraph (f) of Section 10.7, the Corporation shall promptly notify in writing such director nominee, and the holders of the Series B Preferred Shares (voting together as a class with all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Shares in the election of such director) shall be entitled to submit a substitute director nominee within 30 days of such notice.

(g) So long as any Series B Preferred Shares remain outstanding, no more than seven directors not elected or appointed pursuant to paragraphs (b), (c) or (e) of Section 10.7 may be elected or appointed.

(h) So long as any Series B Preferred Shares remain outstanding, the Corporation will not, without the affirmative vote of the holders of at least two-thirds of the Series B Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a series and also together as a class with all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Shares): (i) authorize or create, or increase the authorized or issued amount of, any class or series of Senior Shares or reclassify any of the authorized stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of these Amended and Restated Articles of Incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Shares (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii) above, so long as the Series B Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, the Corporation may not be the surviving entity (whether or not such Event would constitute a Change of Control), the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series B Preferred Shares (although, in accordance with paragraph (b) of Section 10.5, the Corporation would be required to redeem the Series B Preferred Shares if such Event constitutes a Change of Control) and, provided, further, that any increase in the amount of the authorized Common Shares or other stock the Corporation may issue (including the Series B Preferred Shares), or the creation or issuance of any additional Common Shares or Series B Preferred Shares or other class or series of stock that the Corporation may issue, or any increase in the amount of authorized shares of such class or series, in each case which are Parity Shares or Junior Shares, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and shall not require any affirmative vote of the holders of the Series B Preferred Shares. Notwithstanding the foregoing, (A) if any Event set forth in clause (ii) above would adversely affect one or more but not all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable (including the Series B Preferred Shares for this purpose), then only such classes or series of stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a class in lieu of all other classes or series of stock; and (B) if all series of a class of Preferred Stock are not equally affected by the proposed Event, there shall be required a two-thirds approval of the class and a two-thirds approval of each series that will have a diminished status.

(i) The voting rights provided for in Section 10.7 will not apply if, at or prior to the time when the act with respect to which voting by holders of the Series B Preferred Shares would otherwise be required pursuant to Section 10.7 shall be effected, all outstanding shares of Series B Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption pursuant to paragraph (h) of Section 10.5, unless, in the case of a vote required to authorize or create any class or series of Senior Shares pursuant to clause (i) of paragraph (h) of Section 10.7, all or a part of the outstanding Series B Preferred Shares is being redeemed with the proceeds from the sale of the Senior Shares to be authorized or created.

(j) Except as expressly stated in this Article X or as may be required by the Official Code of Georgia Annotated or other applicable law, the Series B Preferred Shares will not have any relative, participating, optional or other special voting rights or powers and the affirmative vote or consent of the holders thereof shall not be required for the taking of any corporate action.

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10.8 Director Nomination Rights.

(a) If a Cumulative Redemption Default has occurred and continuing until the date a Correction Event with respect to such Cumulative Redemption Default occurs, subject to the provisions of Section 10.8, the Corporation shall include in its proxy statement (including its form of proxy and ballot) for the next annual meeting of shareholders (or, if such default occurs less than 60 days before the date fixed for the next annual meeting, the second annual meeting after such occurrence), the name of any nominee for election to the Board of Directors submitted pursuant to Section 10.8 (each a “Preferred Nominee”), provided:

(i) timely written notice of such Preferred Nominee satisfying Section 10.8 (“Notice”) is given to the Corporation by or on behalf of a holder or holders of Series B Preferred Shares that, at the time the Notice is given, satisfy the ownership and other requirements of Section 10.8 (the “Eligible Preferred Holder”);

(ii) the Eligible Preferred Holder expressly elects in writing at the time of providing the Notice to have its Preferred Nominee included in the Corporation’s proxy statement pursuant to Section 10.8; and

(iii) the Eligible Preferred Holder and the Preferred Nominee otherwise satisfy the requirements of Section 10.8.

(b) The Notice shall be directed to the attention of the Secretary of the Corporation. To be timely, the Notice shall be delivered to or mailed and received at the principal executive office of the Corporation not less than 60 nor more than 200 days before the first anniversary of the date of the Corporation’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; provided that if no annual meeting was held in the previous year, or the date of the annual meeting has been established to be more than 30 days earlier than, or 60 days after, the anniversary of the previous year’s annual meeting, the Notice, to be timely, must be so delivered or mailed and received not later than (i) the 90th day prior to the annual meeting or (ii) if later, the close of business on the tenth day following the day on which public announcement is first made of the date of the annual meeting. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of the Notice.

(c) In addition to including the name of the Preferred Nominee in the Corporation’s proxy statement for the annual meeting, the Corporation shall also include the information concerning the Preferred Nominee and the Eligible Preferred Holder that is required to be disclosed in the Corporation’s proxy statement pursuant to the Exchange Act.

(d) Each Eligible Preferred Holder and Preferred Nominee, as the case may be, must provide within five Business Days of the Corporation’s request (i) information necessary to (A) verify that such Eligible Preferred Holder owns the Required Shares (which request, for the avoidance of doubt, may be satisfied with written statements from such Eligible Preferred Holder and each intermediary through which the Required Shares are held verifying that such Eligible Preferred Holder beneficially owns the Required Shares, a certificate or certificates representing the Required Shares in such Eligible Preferred Holder’s name or any other proof that is reasonably acceptable to the Corporation) and (B) determine whether such Preferred Nominee meets the Corporation’s requirements with regard to director qualifications and policies and guidelines applicable to directors, including whether such Preferred Nominee satisfies the requirements relating to director independence of any National Market Listing pursuant to which any class or series of the stock of the Corporation is listed or quoted; and (ii) such additional information, limited to the type of information set forth in Section 2.15 of the Corporation’s Amended and Restated Bylaws, as the Corporation may reasonably request.

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(e) In the event that any information or communications provided by an Eligible Preferred Holder or Preferred Nominee to the Corporation or its shareholders ceases to be true and correct in any material respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not materially misleading, each Eligible Preferred Holder or Preferred Nominee, as the case may be, shall promptly notify in writing the Secretary of the Corporation of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct in all material respects.

(f) In no event shall an Eligible Preferred Holder be entitled pursuant to Section 10.8 to submit and have elected a Preferred Nominee (i) whose election as a director would violate or cause the Corporation to be in violation of these Amended and Restated Articles of Incorporation, the Corporation’s Amended and Restated Bylaws, the Corporation’s Code of Business Conduct and Ethics, the Corporation’s requirements with regard to director qualifications and policies and guidelines applicable to directors, any National Market Listing pursuant to which any class or series of the stock of the Corporation is listed or quoted or any applicable state or federal law, rule or regulation; (ii) that would cause the Corporation to fail to satisfy a Director Independence Requirement; (iii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years; or (iv) who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act. If the election of a Preferred Nominee submitted by an Eligible Preferred Holder would violate or cause the Corporation to be in violation of, or to fail to satisfy, any of the foregoing in clauses (i) or (ii), or if a Preferred Nominee meets clauses (iii) or (iv), of this paragraph (f) of Section 10.8, the Corporation shall promptly notify in writing such Eligible Preferred Holder, and such Eligible Preferred Holder shall be entitled to submit a substitute Preferred Nominee within the same time period for the giving of the Notice in paragraph (b) of Section 10.8.

(g) An Eligible Preferred Holder must beneficially own a number of Series B Preferred Shares that represents 10% or more of the outstanding Series B Preferred Shares (the “Required Shares”) as of both the date the Notice is delivered to or received by the Corporation in accordance with Section 10.8 and the record date for determining holders entitled to vote at the meeting. In the event there is more than one Eligible Preferred Holder for any annual meeting, each Eligible Preferred Holder may submit a Preferred Nominee for inclusion in the Corporation’s proxy statement.

(h) If a Correction Event with respect to a Cumulative Redemption Default has not occurred at or prior to the commencement of the applicable annual meeting, then one director shall be elected out of the Preferred Nominee(s) by a plurality of the votes cast by the Series B Preferred Shares at the annual meeting. The election of such director (the “Elected Preferred Nominee”) shall be effective as of the first Business Day following the applicable Cumulative Redemption Deadline (the “Election Effective Time”). At the Election Effective Time, the number of directors constituting the Board of Directors shall be automatically increased by one to accommodate such election.

(i) If a Correction Event with respect to a Cumulative Redemption Default occurs at or prior to the Election Effective Time, then, as applicable, either (i) prior to a vote being held on the election of a director out of the Preferred Nominee(s) at the annual meeting, all Preferred Nominees shall be automatically deemed to have withdrawn from the election or (ii) if a vote is held on the election of a director out of the Preferred Nominee(s) at the annual meeting, (A) such vote will be deemed void, (B) the Preferred Nominee who received a plurality of the votes cast by the Series B Preferred Shares at the annual meeting shall not be deemed to have been elected as a director and (C) the number of directors constituting the Board of Directors shall remain unchanged.

(j) On the date a Correction Event with respect to a Cumulative Redemption Default occurs, the rights of Eligible Preferred Holders to submit Preferred Nominees and have an Elected Preferred Nominee elected out of such Preferred Nominee(s) pursuant to such default will cease, and the term of the Elected Preferred Nominee then serving on the Board of Directors pursuant to such default, if any, shall immediately terminate and the number of directors constituting the Board of Directors shall be reduced accordingly.

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(k) If (i) a subsequent Cumulative Redemption Default occurs while a previous Cumulative Redemption Default remains uncured and (ii) the Elected Preferred Nominee is already serving on the Board of Directors pursuant to a previous Cumulative Redemption Default, then (A) Eligible Preferred Holders may not submit Preferred Nominees for inclusion in the Corporation’s proxy statement and (B) no additional Elected Preferred Nominee may be elected. For the avoidance of doubt, only one Elected Preferred Nominee elected pursuant to Section 10.8 may serve on the Board of Directors at any time.

(l) If a Dividend Default occurs while a previous Cumulative Redemption Default remains uncured, then, upon the election of two directors pursuant to the Dividend Penalty Right in accordance with paragraph (b) of Section 10.7, the term of the Elected Preferred Nominee then serving on the Board of Directors pursuant to such Cumulative Redemption Default, if any, shall immediately terminate and the number of directors constituting the Board of Directors shall be reduced accordingly.

10.9 Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series B Preferred Shares are outstanding, the Corporation will use its best efforts to: (a) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series B Preferred Shares, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (b) promptly, upon request, supply copies of such reports to any holders of Series B Preferred Shares. The Corporation will use its best efforts to mail (or otherwise provide) the information to the holders of the Series B Preferred Shares within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.

10.10 Sinking Fund. The Series B Preferred Shares shall not be entitled to the benefits of any retirement or sinking fund.

10.11 Conversion. The Series B Preferred Shares shall not be, pursuant to the terms hereof, convertible into or exchangeable for any stock or other securities or property of the Corporation.

* * * * * *

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its President and attested to by its Senior Vice President this 27th day of June, 2023.

By:	/s/ Brent Morrison
Name:	Brent Morrison
Title:	President

ATTEST:	/s/ Paul O’Sullivan
Name:	Paul O’Sullivan
Title:	Senior Vice President

[Seal]

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